Exhibit 23



            Consent of Independent Registered Public Accounting Firm



We hereby consent to the incorporation by reference in the Registration Statement of Lincoln Bancorp on Form S-8 of our report, dated February 4, 2005, on our audits of the consolidated financial statements of Lincoln Bancorp as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, which report is incorporated by reference in Lincoln Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.





/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana
March 30, 2005